Exhibit 10.5

PNM RESOURCES, INC.

AFTER-TAX RETIREMENT PLAN

PNM RESOURCES, INC.
AFTER-TAX RETIREMENT PLAN

PREAMBLE

PNM Resources, Inc. (the “Company”) sponsors the PNM Resources, Inc. Executive Savings Plan II (“ESP II”).  The purpose of ESP II is to permit certain key employees of the Company and its Affiliates who participate in the PNM Resources, Inc. Retirement Savings Plan (the “RSP”) to defer compensation on a pre-tax basis and to receive credits without reference to the limitations on contributions in the RSP or those imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The purpose of this PNM Resources, Inc. After-Tax Retirement Plan (the “Plan”) is to allow the employees who are otherwise eligible to participate in ESP II to save, instead, on an after-tax basis.  Since all savings under the Plan are made on an after-tax basis, the Plan is not subject to the requirements of Section 409A of the Code.  In addition, since the employees will receive all amounts due currently, and will not in any way defer the receipt of the compensation payable pursuant to the Plan until the termination of their employment with the Company, the Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Except as noted below, the Plan will be effective as of January 1, 2009 (the “Effective Date”).

ARTICLE I
DEFINITIONS

1.1      General.  When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I.  The following words and phrases used in this Plan document with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in this Plan document:

(a)  “Account” means the money market or other account owned by a Participant into which will be deposited any Payroll Savings directed by the Participant and any amounts contributed by the Company on behalf of the Participant pursuant to this Plan.

(b)  “Adopting Affiliate” means any Affiliate of the Company that has been authorized by the Board of Directors to adopt the Plan and which has adopted the Plan in accordance with Section 2.4 (Adoption by Affiliates).  All Affiliates that are currently “Adopting Affiliates” under the ESP II as of the date of the execution of this Plan will be considered to be Adopting Affiliates under this Plan.

(c)  “Affiliate” means (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, and (2) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control with the Company (within the meaning of Section 414(c) of the Code).

(d)  “Benefits Department” means the organizational unit of PNMR Services Company with responsibility for administering benefit programs sponsored by PNM Resources and its Affiliates.

(e)  “Benefits Governance Committee” means the Benefits Governance Committee or its successor appointed by the Company.

(f)  “Board” or “Board of Directors” means the Board of Directors of the Company, or any authorized committee of the Board.

(g)  “Change in Control” shall have the meaning ascribed to that term in the Retention Plan in which the Participant participates (i.e., the Officer Retention Plan or the Employee Retention Plan).

(h)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i)  “Company” means PNM Resources, Inc., and, to the extent provided in Section 9.4 (Successors) below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(j)  “Compensation” for purposes of determining the Matching and Standard Contributions, means the Participant’s base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant’s RSP Employer and Matching Contributions, respectively.  For purposes of determining the amount of a Participant’s permissible Payroll Savings, “Compensation” means the Participant’s base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant’s “Before Tax Contributions,” as such term is defined in the RSP.

(k)  “Disability” or “Disabled” means that a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s long term disability plan.  Any determination of Disability pursuant to the Plan is not an admission by the Company or the Adopting Affiliate that employs the Participant that a Participant is disabled under federal or state law.

(l)  “Discretionary Contributions” means the Discretionary Contributions made on a Participant’s behalf in accordance with Section 3.4 (Discretionary Contributions).

(m)  “Effective Date” means January 1, 2009.

(n)  “Eligible Officer” means a Participant who (1) occupies the position of Senior Vice President or higher of the Company, (2) has completed at least three Months of Service, and (3) has been selected by the Plan Administrator with the advance consent of the Human Resources and Compensation Committee to receive a Supplemental Contribution.

(o)  “Employee Retention Plan” means the PNM Resources, Inc. Employee Retention Plan, as it may be amended or replaced from time to time.

(p)  “ESP II” means the PNM Resources, Inc. Executive Savings Plan II.

(q)  “Human Resources and Compensation Committee” means the Human Resources and Compensation Committee of the Board or its successor.

(r)  “Matching Contributions” means the Matching Contributions made on behalf of a Participant in accordance with Section 3.2(a) (Matching and Standard Contributions – Matching Contribution).

(s)  “Month of Service” means a calendar month during which a Participant performs services for the Company or an Adopting Affiliate on one or more days.  If the Participant’s employment with the Company or an Adopting Affiliate includes a break in employment, then only the Months of Service in the last period of employment will be considered Months of Service.

(t)  “Normal Retirement Date” means the date on which a Participant attains the age of 62 years.

(u)  “Officer Retention Plan” means the PNM Resources, Inc. Officer Retention Plan, as it may be amended or replaced from time to time.

(v)  “Participant” means, for a particular Plan Year, an employee of the Company or any Adopting Affiliate who is eligible to participate as determined pursuant to Section 2.1 (Eligible Employees) and who has elected to participate pursuant to Section 2.2 (Election to Participate) for the Plan Year in question.  An individual’s status as a Participant is determined separately for each Plan Year.

(w)  “Payroll Savings” means the payroll savings made by a Participant in accordance with Section 3.1 (Payroll Savings).

(x)  “Payroll Savings Agreement” means the written agreement described in Section 3.1(a) (Payroll Savings – Payroll Savings Agreement) that is entered into by a Participant pursuant to this Plan.

(y)  “Plan” means the PNM Resources, Inc. After-Tax Retirement Plan.

(z)  “Plan Administrator” means the Company.  Any action to be taken by the Plan Administrator may be taken by the Company’s senior human resources officer.  In addition, the Company’s senior human resources officer may delegate such authority to the Benefits Department.

(aa)  “Plan Year” means the calendar year.

(bb)  “RSP” means the PNM Resources, Inc. Retirement Savings Plan, as it may be amended from time to time.

(cc)  “RSP Employer Contribution” means “Discretionary Contributions,” as such term is defined in the RSP.

(dd)  “Separation from Service” means either (1) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately proceeding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

(ee)  “Standard Contributions” means the Standard Contributions made on behalf of a Participant in accordance with Section 3.2(b) (Matching and Standard Contributions – Standard Contribution).

(ff)  “Supplemental Contributions” means the Supplemental Contributions made on behalf of an Eligible Officer in accordance with Section 3.3 (Supplemental Contributions).

1.2      Construction.  The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the contract clearly states to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All of the provisions of this Plan shall be construed and enforced according to the laws of the State of New Mexico and shall be administered according to the laws of such state, except as otherwise required by Federal law.

ARTICLE II
ELIGIBILITY AND PARTICIPATION; ADOPTION BY AFFILIATES

2.1      Eligible Employees.  Any employee who is classified as an “officer” of the Company or an Adopting Affiliate shall be eligible to participate in the Plan for a particular Plan Year.  For this purpose, an “officer” is someone who occupies the position of Vice President or higher.  The Plan Administrator, in the exercise of its discretion, and with the concurrence of the Human Resources and Compensation Committee and/or the Board of Directors, also may designate any other employee of the Company or an Adopting Affiliate as eligible to participate in the Plan for a particular Plan Year if the Plan Administrator concludes, in the exercise of its discretion, that the employee should be allowed to participate in the Plan.

2.2      Election to Participate.  In order to participate in the Plan for a particular Plan Year, an otherwise eligible employee (as determined in accordance with Section 2.1 (Eligible Employees)) must elect to participate in the Plan for that Plan Year in accordance with such procedures as may be prescribed by the Plan Administrator.  An eligible employee may not elect to participate in this Plan for a particular Plan Year if the eligible employee has elected to participate in the ESP II for that Plan Year.  If an eligible employee has not elected to participate in the ESP II for a Plan Year, the eligible employee shall be deemed to have elected to participate in this Plan for the Plan Year.

2.3      Discontinuance of Participation.  The Plan Administrator may discontinue a Participant’s participation in the Plan at any time, in the exercise of its discretion.  If an individual’s participation is discontinued, the individual will no longer be eligible to direct Payroll Savings or receive contributions under this Plan.

2.4      Adoption by Affiliates.  An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan.  An Affiliate of the Company may adopt this Plan only with the approval of the Board.  By adopting this Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Plan Administrator, the Benefits Department, the Benefits Governance Committee, and the Human Resources and Compensation Committee the power and responsibility to administer this Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the Affiliate’s employees.

ARTICLE III
PAYROLL SAVINGS AND COMPANY CONTRIBUTIONS

3.1      Payroll Savings.

(a)  Payroll Savings Agreement.  In order to save through payroll deductions, a Participant must execute a Payroll Savings Agreement in the form prescribed by the Benefits Department from time to time.  The Payroll Savings Agreement shall be delivered to the Benefits Department by the time specified in Section 3.1(c) (Payroll Savings – Timing of Elections).  If a Participant does not complete a Payroll Savings Agreement, the Participant shall be deemed to have elected not to make Payroll Savings for the relevant Plan Year.

(b)  Amount.  In the Payroll Savings Agreement, the Participant shall direct the Company to deduct from his or her Compensation, after taxes and other deductions, a portion (designated in whole percentages and subject to such limitations as may be prescribed by the Plan Administrator) of the Compensation otherwise payable to him or her by the Company or an Adopting Affiliate in the relevant Plan Year.  The amount of the Participant’s Payroll Savings shall be transmitted to the Participant’s Account as promptly as possible following the day on which the Compensation is payable.

(c)  Timing of Elections.  As a general rule, the Payroll Savings Agreement shall be signed by the Participant and delivered to the Benefits Department prior to the beginning of the Plan Year in which the Compensation to be saved is otherwise payable to the Participant.  The Payroll Savings Agreement will be effective for a single Plan Year.  A new Payroll Savings Agreement will be required if the eligible employee chooses to be a Participant and to make Payroll Savings in any later year.  For the Plan Year in which an eligible employee first becomes eligible to participate in the Plan, the eligible employee may elect to make Payroll Savings from Compensation payable with respect to services to be performed subsequent to the date of the election by signing and delivering a Payroll Savings Agreement within 30 days after the date the eligible employee becomes eligible to participate in the Plan.  An election made by a Participant shall be irrevocable with respect to the Plan Year covered by the election.

3.2      Matching and Standard Contributions.  For any Plan Year, the Company may make a Matching or Standard Contribution to the Account of a Participant in accordance with the provisions of this Section.  The Matching or Standard Contribution is in lieu of any Matching or Standard Credits pursuant to the ESP II, since the employee must decline to participate in ESP II in order to participate in this Plan for any Plan Year.

(a)  Matching Contribution.  The Matching Contribution shall be in an amount equal to 75% of the first six percent of Compensation saved by the Participant through Payroll Savings pursuant to the Plan.  A Participant shall be eligible to receive a Matching Contribution under this Plan only if such Participant has met the service requirements necessary to receive a “Matching Contribution” as such term is defined in the RSP for that Plan Year.

(b)  Standard Contribution.  The Standard Contribution shall be in an amount equal to (i) the RSP Employer Contribution that would have been made on the Participant’s behalf to the RSP for the Plan Year if the contributions were not limited by the Code (including, particularly, the limitations imposed by Sections 401(a)(17) and 415 of the Code), reduced by (ii) the RSP Employer Contribution actually made to the RSP on behalf of the Participant for the Plan Year.  A Participant shall be eligible to receive a Standard Contribution under this Plan only if such Participant has met the service requirements necessary to receive RSP Employer Contributions for that Plan Year.

3.3      Supplemental Contributions.

(a)  General Rule.  For any Plan Year, the Company also may make a Supplemental Contribution to the Account of an Eligible Officer who has elected to participate in this Plan for that Plan Year.  The Supplemental Contribution shall be made in accordance with the provisions of this Section.  The Supplemental Contribution is in lieu of any Supplemental

Credits pursuant to the ESP II for the same Plan Year, since the Eligible Officer must decline to participate in ESP II in order to participate in this Plan for any Plan Year.

(b)  Amount.  The Supplemental Contribution shall be an amount calculated by the Plan Administrator to be necessary to provide the Eligible Officer with retirement income equal to a specified percentage (the “Replacement Income Percentage”) of the Eligible Officer’s anticipated pre-retirement income.  The relevant Replacement Income Percentage will be determined by the Plan Administrator, with the advance advice and consent of the Human Resources and Compensation Committee, and will be set forth in a letter or other written instrument provided by the Plan Administrator to the Eligible Officer.  The Replacement Income Percentage may be modified from time to time in the same manner.  In determining the Replacement Income Percentage for a particular Eligible Officer, the Plan Administrator, and the Human Resources and Compensation Committee, will act in their discretion and will not be bound by the Replacement Income Percentage determined for any other current or former Eligible Officer.

(c)  Determination of Supplemental Contribution.  The Plan Administrator’s calculation of the Supplemental Contribution shall be made on the basis of advice received by an actuarial or other consultant retained by the Plan Administrator and with the advice and consent of the Human Resources and Compensation Committee.  In determining the amount of the Supplemental Contributions necessary to achieve the desired Replacement Income Percentage, anticipated retirement income from the following sources shall be considered:  (1) amounts attributable to Company contributions to this Plan (including earnings on such amounts); (2) amounts attributable to Company contributions to the RSP (including earnings on such amounts); (3) benefits provided pursuant to the PNM Resources, Inc. Employees’ Retirement Plan; (4) benefits provided pursuant to ESP II and any supplemental employee retirement plans or agreements (“SERPs”) entered into by the Eligible Officer and the Company or an Affiliate; (5) benefits provided pursuant to the Social Security Act; and (6) amounts provided pursuant to other employers’ benefit plans.  When determining the amount of the Supplemental Contributions, the Plan Administrator shall use actuarial assumptions (interest and mortality), compensation assumptions, rate of return assumptions and such other assumptions as it deems appropriate.  The Plan Administrator will review these assumptions periodically and may change these assumptions as it deems appropriate.  The assumptions used will have a significant impact on the amount of the Supplemental Contributions.  Because these assumptions (and the Replacement Income Percentage) may be altered at any time as described above, no Eligible Officer will have a contractual or other right to any particular level or amount of Supplemental Contributions for any Plan Year until such Supplemental Contribution is actually declared and transmitted to the Eligible Officer’s Account.

(d)  Termination During the Plan Year.  An Eligible Officer must be employed on December 1 of the relevant Plan Year in order have any right to receive the Supplemental Contribution called for by this Section 3.3 (Supplemental Contributions) for that Plan Year.  (In most instances, the Eligible Officer also must be employed on the date on which the Supplemental Contribution will vest, as provided in paragraph (e).)  Notwithstanding the foregoing, if an Eligible Officer Separates from Service before December 1 of any Plan Year due to (1) Separation from Service after reaching Normal Retirement Date; (2) Disability; or (3) death of the Eligible Officer, the Eligible Officer shall receive a pro-rata Supplemental

Contribution (considering the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer’s Separation from Service as compared to 365 days) within thirty (30) days of the Eligible Officer’s Separation from Service.  For example, if an Eligible Officer terminates employment on June 1, 2009 due to retirement, the Eligible Officer will receive 50% of the Supplemental Contributions for the 2009 Plan Year and that amount will be credited to the Eligible Officer’s Account by July 1, 2009.

(e)  Time of Payment.  Except as provided in paragraph (d) above, the Company shall make the Supplemental Contribution to the Eligible Officer’s Account as of the later of December 1 of the relevant Plan Year or the date on which the Supplemental Contributions for that Plan Year will vest.  The Supplemental Contributions for a Plan Year will vest at the times determined pursuant to Section 4.2 (Vesting of the Supplemental Contributions).

(f)  Earnings.  From December 1 of the relevant Plan Year until the Supplemental Contributions for that Plan Year vest in accordance with Section 4.2 (Vesting of the Supplemental Contributions), such Supplemental Contributions shall be adjusted for interest using an interest rate equal to 120% of the long-term Applicable Federal Rate (or “AFR”) for the month of December of the relevant Plan Year, as determined by the Internal Revenue Service pursuant to Section 1274(d) of the Code, compounded annually.

3.4      Discretionary Contributions.  In its sole and absolute discretion, the Human Resources and Compensation Committee may instruct the Plan Administrator to cause the Company to make a Discretionary Contribution to a Participant’s Account at any time during a Plan Year in any amount that the Human Resources and Compensation Committee deems appropriate and on such terms and conditions (including deferred vesting provisions) as the Human Resources and Compensation Committee deems appropriate.  If the Committee imposes deferred vesting provisions on all or part of the Discretionary Contributions, the Contributions will not be made until the vesting conditions have been satisfied.

3.5      Special Change In Control Provisions.  If a Change in Control occurs during a Plan Year for which a Participant has elected to participate in this Plan and the Participant is entitled to receive retention benefits under the Officer Retention Plan or the Employee Retention Plan, such Participant also shall be entitled to receive the following additional contributions under this Plan:

(a)  Matching and Standard Contributions.  The additional Matching and Standard Contributions shall be in an amount equal to the Matching and Standard Contributions made on behalf of the Participant in the prior Plan Year times the applicable multiplier set forth in the Retention Plan in which the Participant participates.  For example, if a Change in Control occurs on July 1, 2009 and a Participant is eligible to receive benefits under the Officer Retention Plan during 2009 as a “Class I Officer,” such Participant shall receive Matching Contributions and Standard Contributions equal to three times the Matching Contributions and three times the Standard Contributions that were allocated to the Participant’s Account for 2008.  These additional Matching Contributions and Standard Contributions will be made on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.  If a Participant was not eligible to participate in the Plan or the

ESP II in the prior Plan Year, such Participant’s Matching and Standard Contributions due pursuant to this Section 3.5(a) shall be in the amounts set forth in paragraphs (1) and (2) below.

(1)  Matching Contribution.  A Participant who was not eligible to participate in this Plan or the ESP II in the prior Plan Year shall receive a Matching Contribution equal to the product of (i) such Participant’s annualized Compensation for the current Plan Year, multiplied by (ii) the Participant’s Payroll Savings percentage for the current Plan Year (not to exceed 6%), multiplied by (iii) 75%, and then multiplied by (iv) the applicable multiplier set forth in the Retention Plan in which the Participant participates.  This additional Matching Contribution will be allocated to the Participant’s Account on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.

(2)  Standard Contribution.  A Participant who was not eligible to participate in this Plan or the ESP II in the prior Plan Year also shall receive a Standard Contribution equal to the product of (i) the RSP Employer Contribution that would have been made on the Participant’s behalf to the RSP for the current Plan Year, based on the Participant’s annualized Compensation, if the contribution were not limited by the Code (including, particularly, the limitations imposed by Sections 401(a)(17) and 415 of the Code), reduced by (ii) the RSP Employer Contribution actually made to the RSP on behalf of the Participant, annualized, and then multiplied by (iii) the applicable multiplier set forth in the Retention Plan in which the Participant participates.  This additional Standard Contribution will be allocated to the Participant’s Account on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.

(b)  Supplemental Contributions.  The additional Supplemental Contributions shall be in an amount equal to the Supplemental Contributions made on behalf of the Eligible Officer in the prior Plan Year times the applicable multiplier set forth in the Officer Retention Plan.  If an Eligible Officer was not eligible for Supplemental Contributions in the prior Plan Year, such Eligible Officer’s Supplemental Contributions shall equal the amount of the Supplemental Contributions determined by the Plan Administrator pursuant to Section 3.3 (Supplemental Contributions) for the Plan Year in which the Change in Control occurs times the applicable multiplier set forth in the Retention Plan in which the Eligible Officer participates.  For example, if a Change in Control occurs on July 1, 2010 and the Eligible Officer is eligible for benefits under the Officer Retention Plan during 2010 as a “Class I Officer,” such Eligible Officer shall receive a Supplemental Contribution that is equal to three times the Supplemental Contributions that were allocated to the Participant’s Account as of December 1, 2009.  These additional Supplemental Contributions will be made as of the day on which benefits are paid to the Eligible Officer pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.

(c)  Coordination with ESP II.  If the Eligible Officer was participating in ESP II, rather than this Plan, during the prior Plan Year referred to in paragraph (a) or (b), the Matching, Standard and Supplemental Contributions due pursuant to paragraph (a) or (b) shall be determined with reference to the applicable credit under the ESP II rather than the contribution made pursuant to this Plan.  The additional contribution due pursuant to this Section is in lieu of any similar credits pursuant to the ESP II, since the eligible employee must decline to participate in ESP II in order to participate in this Plan for any Plan Year.  In determining whether an eligible employee is entitled to receive contributions pursuant to this Section rather than credits pursuant to ESP II, the determining factor is whether the eligible employee is a Participant in this Plan rather than ESP II for the Plan Year in which the Change of Control occurs.  As a result, if the Change in Control occurs during a Plan Year in which the eligible employee is a Participant in this Plan, the contributions called for by this Section will be made to the Participant’s Account in this Plan even if the Participant has elected to participate in ESP II for the Plan Year in which the Separation from Service occurs.

3.6      Taxes.  All contributions will be subject to all applicable tax and withholding requirements.  In addition, all of the contributions described above are expressed on a before tax basis.  The actual amounts contributed will be net of applicable withholding.  For example, assume that the Matching Contribution due to a Participant is $1,000 and that pursuant to the Participant’s elections and applicable withholding requirements the Company is required to withhold 20%.  The amount actually contributed to the Participant’s Account will be $800.  The remaining $200 will be withheld and remitted as required by applicable law.

3.7      Benefits Not Contingent.  The Payroll Savings directed by and the contributions made on behalf of any Participant under this Plan are not increased or decreased to the extent a Participant makes or does not make deferrals under the RSP.

3.8      Allocation Among Affiliates.  Each Adopting Affiliate shall bear the costs and expenses of providing benefits accrued by its employee-Participants during periods while they are employed by that Adopting Affiliate.  Such costs and expenses shall be allocated among the Adopting Affiliates in accordance with (a) agreements entered into between the Company and any Adopting Affiliate, or (b) in the absence of such an agreement, procedures adopted by the Company.

ARTICLE IV
VESTING

4.1      Vesting in Payroll Savings, Matching Contributions, Standard Contributions and Discretionary Contributions.  Each Participant shall at all times be fully vested in his or her Payroll Savings and in any Matching Contributions or Standard Contributions to which he or she is entitled.  Consistent with Section 3.4 (Discretionary Contributions), the Human Resources and Compensation Committee, in the exercise of its discretion, may impose vesting conditions on all or part of the Discretionary Contributions awarded to a Participant.

4.2      Vesting of the Supplemental Contributions.  The Supplemental Contributions for any Plan Year shall vest on a two-year cliff vesting schedule.  For example, if an Eligible Officer elects to participate in this Plan for the 2009 Plan Year, the Supplemental Contribution due for the 2009 Plan Year shall vest on December 1, 2011.

Notwithstanding the foregoing, each Eligible Officer shall be fully vested in the Supplemental Contribution due for a Plan Year on and after the first to occur of the following events:

(a)    The Eligible Officer’s attaining age 55 with two Years of Service;

(b)    The Eligible Officer’s Normal Retirement Date;

(c)    The Eligible Officer’s Disability;

(d)    The date of death of the Eligible Officer;

(e)    The termination (other than for “Cause”) or “Constructive Termination” of the Eligible Officer’s employment by the Company following a Change in Control.  For this purpose, the terms “Constructive Termination” and “Cause” shall have the meanings ascribed to them under the Officer Retention Plan; or

(f)    Any earlier date determined by the Human Resources and Compensation Committee in its sole and absolute discretion.

If an Eligible Officer Separates from Service before becoming vested in his Supplemental Contributions, the Eligible Officer’s Supplemental Contributions under this Plan will be forfeited.

4.3      Vesting in the Account.  Each Participant is the absolute owner of his or her Account.  As a result, no contributions will be made to a Participant’s Account until those contributions are vested in accordance with this Article.

ARTICLE V
THE ACCOUNT

5.1      Selection of Financial Institution.  The Account shall be established with a financial institution selected by the Plan Administrator.  The Plan Administrator may change the financial institution, from time to time, in the exercise of its discretion.  The change may apply to future contributions only or it may also entail the transfer of amounts from one financial institution to another.

5.2      Ownership of the Account.  The Account will be opened in the name of the Participant and shall be owned by the Participant.  The Company shall not have any interest in the Account.

5.3      Cooperation.  The Benefits Department will facilitate the opening of the Account, but each Participant, as a condition of participation, must cooperate fully with the Benefits Department by signing any necessary forms and taking any other action requested by the Benefits Department.

5.4      Type of Account.  The Benefits Department will determine the type of account (e.g., a money market fund, a brokerage account, etc.) to be opened with the financial institution.  All Payroll Savings and Contributions then will be deposited into that account, which is the “Account” for purposes of this Plan.  The Participant may transfer amounts from the Account to any other type of account or investment product available through the financial institution, or may withdraw money from the Account, at any time after the deposit is made.

5.5      Investment Responsibility.  The Participant shall have the sole power and responsibility to invest the amounts deposited into the Account, either by transferring the amounts to another investment product offered by the financial institution or by withdrawing money from the Account for investment with others.  Neither the Company, any Adopting Affiliate, the Plan Administrator, the Benefits Department nor any officer, employee, or agent of the Company or any Affiliate shall be responsible for the investment of the amounts deposited into the Account.

ARTICLE VI
WITHDRAWALS

6.1      Right to Withdraw Amounts from the Account.  As noted above, each Participant is the sole owner of his or her Account.  Accordingly, the Participant may withdraw amounts from the Account for any or no reason and at any time.

6.2      Beneficiary Designation.  If a Participant should die before receiving a full distribution of his or her Account, distribution shall be made to the beneficiary designated by the Participant in accordance with such procedures as may be established by the financial institution.  The Participant need not file a separate Beneficiary Designation pursuant to this Plan.

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1      General Powers and Duties.

(a)  General.  The Plan Administrator shall perform the duties and exercise the powers and discretion given to it in this Plan document and its decisions and actions shall be final and conclusive as to all persons affected thereby.  The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform its functions.  The Plan Administrator may rely without question upon any such data or information.

(b)  Disputes.  Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and its decision shall be final.  Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of this Plan, the decision of the Plan Administrator shall be final.

(c)  Agents.  The Plan Administrator may engage agents, including actuaries, to assist it and may engage legal counsel who may be counsel for the Company.  The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel or actuary.

(d)  Insurance.  At the Plan Administrator’s request, the Company shall purchase liability insurance to cover the Plan Administrator in its activities as the Plan Administrator.

(e)  Allocations.  The Plan Administrator is given specific authority to allocate responsibilities to the Benefits Department and to revoke such allocations.  When the Plan

Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.

(f)  Records.  The Benefits Department shall supervise the establishment and maintenance of records by the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under this Plan.  In addition, the Plan Administrator may, in its discretion, establish a system for complete or partial electronic administration of the Plan and may replace any written documents described in this Plan with electronic counterparts as it deems appropriate.

(g)  Interpretations.  The Plan Administrator, in its sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).

The foregoing list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan, unless such powers or duties are assigned to another pursuant to the provisions of the Plan.

7.2      Claims.  Claims for benefits will be processed in accordance with such procedures as may be established from time to time by the Plan Administrator, which procedures shall be substantially similar to those used in connection with the ESP II.  In the absence of established procedures, claims shall be processed using the ESP II procedures as fully as if those procedures were set forth in this document.

ARTICLE VIII
AMENDMENT

8.1      Amendment.  The Company reserves the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable.  Any such amendment shall be made pursuant to a resolution of the Board (or its delegate) and shall be effective as of the date of such resolution.

8.2      Effect of Amendment.  Any amendment of this Plan shall apply prospectively only and shall not directly or indirectly reduce the amounts due to any Participant as of the effective date of such amendment.

8.3      Termination.  It is the expectation of the Company that this Plan will be continued indefinitely.  However, continuance of the Plan is not assumed as a contractual obligation of the Company and the right is reserved at any time to terminate this Plan.

ARTICLE IX
GENERAL PROVISIONS

9.1      No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

9.2      No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

9.3      Incapacity of Participant.  If the Benefits Department is served with a court order holding that a Participant is incapable of personally receiving and giving a valid receipt for such a contribution, the Benefits Department shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person.  The Benefits Department is under no obligation to inquire or investigate as to the competency of any Participant.  Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefore.

9.4      Successors.  This Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

9.5      Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Benefits Department, the Benefits Governance Committee, or the Human Resources and Compensation Committee, nor any individual acting as the Plan Administrator’s, the Benefits Department’s, the Benefits Governance Committee’s, the Human Resources and Compensation Committee’s, the Company’s, or any Adopting Affiliate’s employee, agent, or representative shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.6     Conflicts.  If any person holds a position under this Plan through which he or she is charged with making a decision about his or her own (or any immediate family member’s) Plan participation, then such person shall be recused and the decision shall be made by the Plan Administrator.  If a decision is required regarding the senior human resources officer’s Plan participation, such decision shall be made by the Company’s Chief Executive Officer.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the 17th day of  December, 2008.

PNM RESOURCES, INC.

By:      /s/ Alice A. Cobb
Alice A. Cobb
Senior Vice President and Chief Administrative Officer

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

1.1	General	1

1.2	Construction	4

ARTICLE II
ELIGIBILITY AND PARTICIPATION; ADOPTION BY AFFILIATES

2.1	Eligible Employees	5

2.2	Election to Participate	5

2.3	Discontinuance of Participation	5

2.4	Adoption by Affiliates	5

ARTICLE III
PAYROLL SAVINGS AND COMPANY CONTRIBUTIONS

3.1	Payroll Savings	5

3.2	Matching and Standard Contributions	6

3.3	Supplemental Contributions	6

3.4	Discretionary Contributions	8

3.5	Special Change In Control Provisions	8

3.6	Taxes	10

3.7	Benefits Not Contingent	10

3.8	Allocation Among Affiliates	10

ARTICLE IV
VESTING

4.1	Vesting in Payroll Savings, Matching Contributions, Standard Contributions and Discretionary Contributions	10

4.2	Vesting of the Supplemental Contributions	10

4.3	Vesting in the Account	11

ARTICLE V
THE ACCOUNT

5.1	Selection of Financial Institution	11

5.2	Ownership of the Account	11

5.3	Cooperation	11

5.4	Type of Account	11

5.5	Investment Responsibility	12

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ARTICLE VI
WITHDRAWALS

6.1	Right to Withdraw Amounts from the Account	12

6.2	Beneficiary Designation	12

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1	General Powers and Duties	12

7.2	Claims	13

ARTICLE VIII
AMENDMENT

8.1	Amendment	13

8.2	Effect of Amendment	13

8.3	Termination	13

ARTICLE IX
GENERAL PROVISIONS

9.1	No Guaranty of Benefits	13

9.2	No Enlargement of Employee Rights	14

9.3	Incapacity of Participant	14

9.4	Successors	14

9.5	Limitations on Liability	14

9.6	Conflicts	14

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